Press Release
For immediate release

Invesco Ltd. Announces May 31, 2013
Assets Under Management

Investor Relations Contact: Jordan Krugman   404-439-4605
Media Relations Contact: Bill Hensel   404-479-2886

Atlanta, June 11, 2013 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $751.8 billion, an increase of 0.4% month over month.  The increase was primarily due to favorable market returns and modestly positive long-term flows.  FX decreased AUM by $4.7 billion during the month.  Both active and passive AUM experienced modestly positive long-term flows.  Preliminary average total AUM for the quarter through May 31 were $745.6 billion, and preliminary average active AUM for the quarter through May 31 were $619.1 billion.

As previously announced, the company has entered into an agreement to sell Atlantic Trust Private Wealth Management.  As of May 31, 2013, AUM for Atlantic Trust were $22.2 billion and are included in the table below.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
May 31, 2013(a)	$751.8	$331.1	$178.0	$73.5	$82.7(b)	$86.5
April 30, 2013	$748.5	$326.7	$179.1	$73.1	$81.8	$87.8
March 31, 2013	$729.3	$319.5	$175.9	$70.5	$77.8	$85.6
February 28, 2013	$713.8	$311.3	$174.8	$66.8	$76.6	$84.3
Active (c) (d)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
May 31, 2013(a)	$622.6	$264.0	$133.5	$73.5	$82.7(b)	$68.9
April 30, 2013	$621.0	$261.5	$135.4	$73.1	$81.8	$69.2
March 31, 2013	$606.2	$257.5	$134.0	$70.5	$77.8	$66.4
February 28, 2013	$593.0	$252.3	$132.1	$66.8	$76.6	$65.2
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
May 31, 2013(a)	$129.2	$67.1	$44.5	$0.0	$0.0	$17.6
April 30, 2013	$127.5	$65.2	$43.7	$0.0	$0.0	$18.6
March 31, 2013	$123.1	$62.0	$41.9	$0.0	$0.0	$19.2
February 28, 2013	$120.8	$59.0	$42.7	$0.0	$0.0	$19.1

(a)        Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM include $79.0 billion in institutional money market AUM and $3.7 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
(d)	As of May 31, 2013, active AUM include $21.7 billion of balanced and $0.5 billion of equity relating to Atlantic Trust.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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